Exhibit 99.1

FOR IMMEDIATE RELEASE

ANALYST CONTACT:	Denis Tian, Solo Cup Company
847.579.3706
denis.tian@solocup.com

MEDIA CONTACT:	Angie Chaplin, Dig Communications
312.577.1753
achaplin@digcommunications.com

Solo Cup Company Announces Workforce Restructuring

HIGHLAND PARK, IL (April 13, 2006) – As a major step in completing the integration of its 2004 acquisition of SF Holdings, Inc., Solo Cup Company (the “Company”) announced today that it is implementing a restructuring program designed to align the Company’s resources with its global vision and long-term growth strategy. The Company has eliminated approximately 400 positions, effective immediately, representing approximately 3% of its total workforce. This represents a reduction of approximately 3% in salaried positions and approximately 2% in hourly positions. These measures are expected to improve future cash flow, position the Company more competitively and enhance its long-term profitability.

As a result of these actions, the Company estimates it will record approximately $4 million of severance costs, including approximately $1 million recorded in the 1st fiscal quarter of 2006 and the remainder recorded in the 2nd fiscal quarter of 2006. The Company expects to complete these activities by the end of the fiscal year. Excluding severance costs, the Company expects the restructuring program to result in annualized pre-tax savings of approximately $12 million.

“While these decisions are difficult, I am confident that this action is important for the long-term positioning of the Company,” said Ronald L. Whaley, president and chief operating officer. “Our operations and organizational structure are now aligned more closely with the needs of our business and we’re committed to a continuing focus on controlling costs in the current economic environment.”

“We believe everything we’ve accomplished in the integration, coupled with this realignment, will enhance our position in a competitive marketplace,” Whaley added.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the restructuring program, estimated savings and statements that involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission (SEC). These forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements. Factors that could cause material differences from the forward-looking statements include the “Risk Factors” described in our most recent Annual Report on Form 10-K and our other filings made from time to time with the SEC.